Exhibit 23.2

As independent oil and gas consultants, the undersigned hereby consents to the use of its name and to the use of the information contained in its report, which appears in the Annual Report on Form 10-K of Ring Energy, Inc. for the fiscal year ended December 31, 2019, which is incorporated by reference in this Registration Statement on Form S-3.

Sincerely,

Cawley, Gillespie & Associates, Inc.

Texas Registered Engineering Firm F-693